Exhibit 99.1

For Immediate Release:  March 4, 2004
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
March 4, 2004
Mebane, North Carolina

            MADISON RIVER COMMUNICATIONS ANNOUNCES ITS 2003 FOURTH
             QUARTER AND YEAR-END FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - March 4, 2004 - Madison River Communications today announced its financial and operating results for the fourth quarter and the year ended December 31, 2003.

2003 Fourth Quarter Financial and Operating Results
---------------------------------------------------
For the fourth quarter ended December 31, 2003, the Company reported revenues of $48.8 million, an increase of $2.2 million, or 4.8%, over revenues of $46.6 million in the fourth quarter ended December 31, 2002. Local service revenues increased $1.2 million, or 3.4%, in the fourth quarter of 2003 compared to the fourth quarter of 2002. The increase is attributed to higher penetration of local services and an increase in network access revenues related to certain cost study adjustments in the Company's RLEC operations. In addition, in the fourth quarter of 2003, long distance revenues increased $0.3 million and Internet and enhanced data service revenues increased $0.8 million compared to the fourth quarter of 2002. The increases are attributed to increases in long distance accounts and DSL connections served.

For the fourth quarter of 2003, the Company reported operating income of $9.1 million, a decrease of $0.7 million, or 6.8%, from operating income of $9.8 million for the fourth quarter ended December 31, 2002. The decrease in operating income is attributed primarily to higher operating expenses of $2.9 million partially offset by higher revenues of $2.2 million.

Historically, the Company's operations were organized into two operating divisions, the Local Telecommunications Division, or LTD, and the Integrated Communications Division, or ICD. The LTD was responsible for the integration, operation and development of the Company's four rural local exchange carriers ("RLECs") acquired since January 1998. The ICD was developed as a competitive local exchange carrier using an edge-out strategy whereby markets were established in territories in close proximity to the Company's RLECs. The Company no longer views the provision of such competitive services as a separate division, but as a line of business within its RLEC operations as the management responsibility for these edge-out operations is within the respective RLECs. The Company's RLEC operations, which include the LTD, represent the operations of the four RLECS providing a variety of telecommunications services, including local and long distance voice services, high-speed data and Internet access to business and residential customers predominantly in the Southeast and Midwest regions of the United States. Included within the RLEC operations are the edge-out services, or EOS, that are similar to those provided by the ICD.
Accordingly, in the following discussion of the Company's operations, the historical LTD operations are referred to as the RLEC operations and the historical ICD operations as edge-out services. For financial reporting purposes, the Company intends to continue reporting segment results for the RLEC operations and the edge-out services.

Operating expenses in the fourth quarter of 2003 were $39.7 million, an increase of $2.9 million, or 7.9%, over operating expenses of $36.8 million in the fourth quarter of 2002. The increase is attributed primarily to higher short-term incentive accruals of $2.8 million in the fourth quarter of 2003 compared to the same period in 2002. In addition, during the fourth quarter of 2003, the Company accrued a one-time charge of $1.1 million for potential sales tax liabilities that may be retroactively imposed on the RLECs. Finally, in the fourth quarter of 2003, the Company recognized $0.6 million in expenses for DSL modems used in the RLEC operations. Prior to the third quarter of 2003, under the Company's accounting policies, the cost of DSL modems were capitalized. However, beginning in the third quarter of 2003, the Company began expensing DSL modems as their cost fell below the threshold for capitalization. Partially offsetting these factors is a benefit of $0.3 million for adjustments made to restructuring accruals in the fourth quarter of 2003 to recognize differences between actual results and the original estimate of restructuring expenses properly recorded in accordance with Emerging Issues Task Force Issue 94-3 ("EITF 94-3"). In addition, the Company recorded $0.5 million less in long-term incentive plan expenses in the fourth quarter of 2003 compared to the fourth quarter of 2002.

Adjusted Operating Income (Loss) (1), previously referred to as "Adjusted EBITDA", is operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net income (loss). For the fourth quarter ended December 31, 2003, the Company reported Adjusted Operating Income of $23.2 million, computed by taking operating income of $9.1 million and adding back depreciation and amortization expenses of $12.7 million and long-term incentive plan expenses of $1.4 million. Adjusted Operating Income in the fourth quarter of 2003 decreased $1.2 million, or 4.8%, from the $24.4 million in Adjusted Operating Income reported in the fourth quarter of 2002. Included in the Adjusted Operating Income of $23.2 million is the $0.3 million benefit from the adjustments made to the restructuring accrual.

In the fourth quarter of 2003, the Company incurred a net loss of $2.9 million compared to a net loss of $7.3 million in the fourth quarter of 2002, an improvement of $4.4 million, or 60.9%. The improvement is attributed primarily to a $1.9 million income tax benefit in the fourth quarter of 2003 compared to $1.7 million in income tax expense in the fourth quarter of 2002, a net change of $3.6 million. The income tax benefit in the fourth quarter of 2003 is attributed to the favorable impact from a $2.7 million income tax refund recognized by the Company that offset income tax expense whereas no comparable benefit was recognized in the fourth quarter of 2002. In addition, other income increased $1.2 million in the fourth quarter of 2003 to $1.6 million from $0.4 million in the fourth quarter of 2002 primarily as a result of $1.0 million in higher accruals for Rural Telephone Bank dividends and Rural Telephone Finance Cooperative patronage capital allocations.

In the fourth quarter of 2003, operating income for the RLEC operations was $12.2 million, a decrease of $0.9 million, or 6.7%, from $13.1 million in the fourth quarter of 2002. The decrease is attributed to higher operating expenses of $3.5 million partially offset by higher revenues of $2.6 million. Operating expenses in the RLEC operations increased in the fourth quarter of 2003 compared to the fourth quarter of 2002 as a result of higher short-term incentive expenses of $2.5 million, the one-time accrual for the potential sales tax liabilities of $1.1 million and the impact of expensing DSL modems of $0.6 million. These were partially offset by lower long-term incentive plan expenses of $0.5 million. Operating income margin in the RLECs was 26.8% in the fourth quarter of 2003 compared to 30.5% in the fourth quarter of 2002.

Revenues in the RLECs were $45.5 million in the fourth quarter of 2003 compared to revenues of $42.9 million in the fourth quarter of 2002, an increase of $2.6 million, or 6.0%. Local service revenues increased $1.3 million due to higher penetration of local services and network access revenues as discussed above. Internet and enhanced data revenues increased $0.8 million and long distance revenues increased $0.3 million as a result of more DSL connections and long distance accounts, respectively, being in service in the fourth quarter of 2003 compared to the same period in 2002.
On a sequential quarter basis, revenues in the RLECs increased $2.5 million.

In the fourth quarter of 2003, the RLEC operations reported Adjusted Operating Income of $22.9 million and an Adjusted Operating Income margin of 50.2%. The Adjusted Operating Income margin (1), previously referred to as "Adjusted EBITDA Margin", is computed by dividing the RLEC's Adjusted Operating Income of $22.9 million by the RLEC's revenues of $45.5 million. For the same quarter of 2002, the RLEC operations reported Adjusted Operating Income of $23.8 million and an Adjusted Operating Income margin of 55.5%. Sequentially, Adjusted Operating Income decreased $1.0 million, or 4.3%, from the third quarter of 2003. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net income
(loss).

As of December 31, 2003, the RLEC operations had 210,084 voice access and DSL connections in service or an increase of 3,408 connections, or 1.6%, from December 31, 2002. The change consisted of an increase in DSL connections of 7,758, offset by a decrease in voice access lines of 4,350, or 2.3%.
Compared to December 31, 2002, DSL connections at December 31, 2003 increased 47.2% as each of the RLECs showed significant increases. Much of the increase can be attributed to the Company's "No Limits" package, a bundle of voice and data services, including DSL, offered by the Company for a flat monthly charge subject to signing a one-year contract. As of December 31, 2003, our penetration rate for DSL as a percentage of residential access lines less second lines was 20.5% compared to 13.6% at December 31, 2002.

At December 31, 2003, our RLECs had 185,903 voice access lines in service compared to 190,253 voice access lines in service at December 31, 2002. Approximately 53.9% of the decrease of 4,350 voice access lines during 2003 is attributed to the removal of 2,344 second lines. Much of the decrease in second lines is attributed to the increasing DSL connections as second lines are being replaced with the Company's DSL service. In addition, excluding the impact of second lines that were removed, our Illinois operations had a decrease of 2,496 voice access lines which accounts for over 100% of the total decrease in voice access lines excluding second line losses. The decrease in voice access lines in the Company's Illinois operations is attributed primarily to the weak economic conditions in that area. In the remaining RLECs, we had an increase in the number of voice access lines served when the impact of second line losses is excluded.

On a sequential quarter basis, voice access and DSL connections in the RLECs increased by 1,297 connections at December 31, 2003, or 0.6%, from September 30, 2003. The increase is attributed to an increase in DSL connections of

2,987, or 14.1%, partially offset by a decrease in voice access lines of 1,690, or 0.9%. The decrease in voice access lines is attributed primarily to the Company's Illinois operations which accounted for 64.3% of the decrease. Of the 210,084 total connections at December 31, 2003, approximately 126,415 are residential lines, 59,488 are business lines and 24,181 are DSL connections. The RLEC operations had approximately 96,586 long distance accounts for a penetration rate of 52.1% of its voice access lines. In addition, the RLEC operations had 23,773 dial-up Internet subscribers at December 31, 2003.

In the fourth quarter of 2003, revenues from edge-out services were $3.3 million, a decrease of $0.4 million, or 9.1%, from revenues of $3.7 million in the fourth quarter of 2002. The decrease is attributed primarily to a decrease in the number of connections served in the edge-out markets. On a sequential quarter basis, revenues declined $0.1 million. The Company's edge-out services incurred an operating loss of $3.1 million in the fourth quarter of 2003, an improvement of $0.2 million, or 6.3%, from an operating loss of $3.3 million in the same quarter of 2002. The improvement is attributed to lower operating expenses primarily as the result of a benefit of $0.3 million for an adjustment made to restructuring accruals. The net loss in edge-out services was $10.0 million in the fourth quarter of 2003 and the fourth quarter of 2002.

Adjusted Operating Income in the edge-out services for the fourth quarter of 2003 was $0.3 million which includes the $0.3 million benefit for the restructuring adjustment. The $0.3 million in Adjusted Operating Income was a decrease of $0.3 million from the $0.6 million in Adjusted Operating Income reported in the fourth quarter of 2002. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net income (loss).

As of December 31, 2003, the edge-out services had 14,462 voice access lines and approximately 682 high-speed connections in service compared to 16,344 voice access lines and 705 high-speed connections in service as of December 31, 2002. This is a decrease of 1,882 voice access lines, or 11.5%, and 23 high-speed connections, or 3.3%. Included in the loss of voice access lines were over 800 lines from one customer in North Carolina as the result of a merger.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We are very proud of our achievements this year. Our operating companies provided another strong year while we were able to amend our loan agreement with the RTFC that provided the company with financial flexibility and liquidity."

2003 Year-End Financial and Operating Results
---------------------------------------------
For the year ended December 31, 2003, revenues were $186.4 million, an increase of $2.2 million, or 1.2%, compared to revenues of $184.2 million in the year ended December 31, 2002. The RLEC operations reported revenues of $172.5 million and the edge-out services reported revenues of $13.9 million. The RLEC's revenues in 2003 increased approximately $3.6 million over revenues in 2002. The increase is primarily attributed to a $2.8 million increase in Internet and enhanced data service revenues and a $1.0 million increase in long distance revenues as a result of increases in DSL connections and long distance accounts, respectively. In addition, miscellaneous revenues increased $1.9 million which primarily reflects the negative impact of a $1.5 million bad debt charge for pre-bankruptcy filing amounts due from MCI WorldCom and Global Crossing in 2002 whereas no comparable bad debt charges were recognized in 2003. These increases in revenues were partially offset by a $2.0 million decrease in local service revenues attributed primarily to lower network access revenues in 2003 compared to 2002. For the year ended December 31, 2003, revenues from edge-out services decreased $1.4 million, or 8.6%, compared to the same period in 2002. The decrease is attributed primarily to the decrease in the number of voice access lines and high-speed data connections served.

Operating income in 2003 was $42.5 million, an increase of $13.6 million, or 47.2%, from operating income of $28.9 million in 2002. The increase is attributed primarily to lower cost of services and selling, general and administrative operating expenses in 2003 in both the RLEC operations and the edge-out services. A portion of the lower operating expenses is attributed to a $2.7 million non-cash gain from a pension plan curtailment in 2003 and a favorable change of $3.4 million in restructuring accruals. In addition, operating income in 2003 did not include a bad debt charge comparable to the bad debt charge of $1.5 million for MCI WorldCom and Global Crossing recorded in 2002. During the first quarter of 2003, benefits associated with the Company's non-contributory, defined benefit pension plan were frozen. This curtailment resulted in a one-time, non-cash net gain of $2.8 million that reduced pension expenses by $2.7 million and reduced capital additions by $0.1 million. The gain was recognized in the first quarter of 2003.
Although further accrual of benefits by plan participants is frozen, the Company has a continuing obligation to fund the plan and continues to recognize net periodic pension expense. Approximately $2.1 million of the net gain was recognized as a reduction of expenses in the RLEC operations and $0.6 million as a reduction of expenses in the edge-out services. In 2002, the Company's operating income included a restructuring charge of $2.7 million. In 2003, the Company's operating income included a benefit of $0.7 million for adjustments made to its restructuring accruals to recognize differences between actual results and the original estimate of restructuring expenses properly recorded in accordance with EITF 94-3. This change in restructuring charges increased operating income by $3.4 million in 2003 when compared to 2002. Partially offsetting these increases were higher operating expenses in 2003 related to increased short-term incentive accruals of $2.5 million, the one-time accrual for potential sales tax liabilities of $1.1 million and DSL modem expenses of $0.9 million.

In the RLECs, operating income in 2003 was $54.5 million compared to $49.7 million in 2002, an increase of $4.8 million, or 9.5%. The increase is attributed primarily to the impact of the $1.5 million bad debt charge on the prior year's results and lower cost of services and lower selling, general and administrative operating expenses including the $2.1 million impact of the pension curtailment gain and $0.2 million from changes in restructuring accruals. Partially offsetting these increases are higher short-term incentive accruals of $2.3 million, the accrual for potential sales tax liabilities of $1.1 million and DSL modem expenses of $0.9 million.
Operating income margin in the RLECs was 31.6% in 2003 compared to 29.5% in 2002. The edge-out services reported an operating loss of $12.0 million in 2003 compared to an operating loss of $20.8 million in 2002, an improvement of $8.8 million, or 42.6%. Approximately $3.2 million of the improvement is the result of the $0.6 million benefit from adjustments to the restructuring accrual in 2003 versus the $2.6 million in restructuring expenses recorded in 2002. The remaining difference is attributed primarily to lower operating expenses.

The Company reported a net loss of $14.7 million in 2003 compared to a net loss of $39.4 million in 2002, an improvement of $24.7 million, or 62.8%.
The improvement is attributed primarily to the $13.6 million increase in operating income, a $1.3 million decrease in interest expense as a result of lower average outstanding balances and lower weighted average interest rates, and a $3.4 million change in income taxes. In 2003, the Company recognized an income tax benefit of $1.8 million, primarily attributed to the recognition of a $2.7 million refund that offset income tax expense, compared
to income tax expense of $1.6 million in 2002.    In addition, other income
improved $6.1 million in 2003 compared to 2002. The Company reported net other income of $3.6 million in 2003 compared to net other expenses of $2.5 million in 2002. During 2002, the Company recorded two significant writedowns for declines in the value of investments deemed to be other than temporary. These writedowns resulted in a $4.5 million loss related to a marketable equity security investment and a $2.1 million loss related to an investment accounted for under the equity method. No comparable writedowns were recorded in 2003. In the RLEC operations, net income was $24.2 million in 2003 and $8.5 million in 2002. The edge-out services reported net losses of $38.9 million and $47.9 million in 2003 and 2002, respectively.

Adjusted Operating Income improved by $15.2 million, or 17.9%, to $100.0 million in 2003 compared to $84.8 million in 2002. The RLECs reported Adjusted Operating Income of $96.8 million in 2003 compared to $90.5 million in 2002. Adjusted Operating Income from the edge-out services was $3.2 million in 2003 compared to an Adjusted Operating Loss of $5.7 million in 2002. The RLECs had an Adjusted Operating Income margin of 56.1% for 2003 and 53.6% for 2002. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net income
(loss).

As of December 31, 2003, the Company had approximately $59.1 million in liquidity consisting of $28.1 million in cash on hand and $31.0 million that is fully available under two lines of credit with the Rural Telephone Finance Cooperative. The lines of credit, which together total $41.0 million, mature in March 2005 and the Company intends to negotiate the extension of these lines of credit during 2004. Capital expenditures for 2003 were approximately $12.2 million.

Military officials at Fort Stewart have announced that the 3rd Infantry Division, stationed at Fort Stewart in Hinesville, Georgia, has received orders to prepare for a full deployment by February 2005. Coastal Utilities, Inc., an RLEC owned by Madison River Communications, provides services to customers in Hinesville including Fort Stewart. The Company plans to assess the impact of the full deployment on its operations and cash flows.

In July 2003, the Company completed an amendment to its loan agreement with the RTFC that, among other things, allows the Company greater operating flexibility through an increase in its liquidity. Under the terms of the amendment, the maturity of the loan was extended by one year to 2016 with a reduction in scheduled principal payments through 2010. The amendment also provided for revised financial covenants including RTFC approval of a rolling three-year capital expenditure budget and a requirement for the Company to obtain RTFC consent for any acquisitions or dispositions of incumbent local exchange companies. In addition, the amendment requires annual mandatory pre-payments of principal, beginning in 2005 utilizing 2004 fiscal year financial results, equivalent to the Company's excess cash flow as defined in the amendment.

During 2002, after consultation with its tax advisors, the Company amended certain prior year income tax returns that resulted in refunds to the Company of approximately $7.8 million. The Company received the refunds in 2002 and properly recorded them as deferred income tax liabilities. In the third quarter of 2003, the Internal Revenue Service, as part of an audit, verbally notified the Company that the Company's position would be disallowed and in the fourth quarter, the Company received formal notice of disallowance. The refunds impacted by this IRS notification totaled $5.1 million. The remaining $2.7 million was recognized as an income tax benefit in the fourth quarter of 2003. Based on discussions with its tax advisors, the Company believes that its position is appropriate under current tax laws and the Company intends to defend the position taken in its amended income tax returns. No assurance can be made at this time as to the ultimate outcome of this matter although it could take up to two years to resolve. In the third quarter of 2003, in accordance with Financial Accounting Standard No. 5, the Company accrued interest expense of $1.3 million to recognize a contingent liability meeting the criteria for accrual related to the interest component of this issue. The Company accrued an additional $0.1 million in interest
expense in the fourth quarter of 2003.   The Company anticipates that
interest expense related to this liability will be approximately $0.4 million annually until the issue is resolved.

In December 2003, James Kirby tendered his resignation as a member of the Board of Managers and Michael Cole was elected to replace the vacated position. Mr. Cole, a nominee to the Board of Managers by affiliates of Madison Dearborn Partners, is a director of Madison Dearborn Partners LLC, a Chicago-based investment firm that manages total equity capital of over $9 billion. In January 2004, Albert Dobron tendered his resignation as a member of the Board of Managers. This vacated position is not expected to be filled in the near term but Providence Equity Partners reserves the right to fill this position in the future should it so desire. In February 2004, James Ogg announced his resignation from the Board of Managers. Richard A. May was elected to fill this vacancy. Mr. May is the Chairman and CEO of Great Lakes REIT, a position he has held since he co-founded the real estate investment trust in 1992.

In December 2003, the Company's parent, Madison River Telephone Company, LLC, amended its loan agreements with the former shareholders of Coastal Communications, Inc. ("CCI") and is in full compliance with the terms of the amended loan agreements. The primary change to the loan agreements related to the amortization schedule for the notes. As part of the agreement, in January 2004, the Company accelerated the full payment of a $2.3 million mortgage note payable at CCI payable to the former shareholders of CCI that was scheduled to mature in April 2006 and bore an interest rate of 8% per year.

The Company will be conducting a conference call on Friday, March 5, 2004 at 11:00 AM Eastern time to discuss its 2003 fourth quarter and year-end financial and operating results. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

The Company also announced that Paul Sunu, Chief Financial Officer of Madison River Communications, will be presenting at the Wachovia Fixed Income Media & Communications Conference. The presentation will take place on April 14th in New York.

(1) Non-GAAP Financial Measures
-------------------------------
Adjusted Operating Income, which is a non-GAAP financial measure, is operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on recent guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company no longer uses the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to operating income (loss), operating income margin and net income (loss) are as follows:

Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):
-----------------------------------------------------------------------------


                                                 RLEC Operations
                                               -------------------
                                                Dollars      Margin        EOS       Consolidated
                                               --------------------------------------------------
For the fourth quarter ended December 31, 2003:
Adjusted Operating Income                       $ 22,861      50.2%     $     336     $   23,197
Less:  Depreciation and amortization              (9,285)    (20.4%)       (3,410)       (12,695)
       Long-term incentive plan expenses          (1,354)     (3.0%)          (26)        (1,380)
                                                 -------     ------      --------      ---------
Net operating income (loss)                       12,222      26.8%        (3,100)         9,122
Interest expense                                  (8,558)    (18.8%)       (6,972)       (15,530)
Other income, net                                  1,497       3.3%            74          1,571
Income tax benefit                                 1,969       4.3%           -            1,969
                                                 -------     ------      --------      ---------
    Net income (loss)                           $  7,130      15.6%     $  (9,998)    $   (2,868)
                                                 =======     ======      ========      =========

For the fourth quarter ended December 31, 2002:
Adjusted Operating Income (Loss)                $ 23,813      55.5%     $     561     $   24,374
Less:  Depreciation and amortization              (8,903)    (20.8%)       (3,845)       (12,748)
       Long-term incentive plan expenses          (1,813)     (4.2%)          (26)        (1,839)
                                                 -------     ------      --------      ---------
Net operating income (loss)                       13,097      30.5%        (3,310)         9,787
Interest expense                                  (9,123)    (21.3%)       (6,688)       (15,811)
Other income (expense), net                          368       0.9%            (7)           361
Income tax expense                                (1,679)     (3.9%)          -           (1,679)
                                                 -------     ------      --------      ---------
    Net income (loss)                           $  2,663       6.2%     $ (10,005)    $   (7,342)
                                                 =======     ======      ========      =========

For the year ended December 31, 2003:
Adjusted Operating Income                       $ 96,768      56.1%     $   3,223     $   99,991
Less:  Depreciation and amortization             (36,893)    (21.4%)      (15,161)       (52,054)
       Long-term incentive plan expenses          (5,397)     (3.1%)          (32)        (5,429)
                                                 -------     ------      --------      ---------
Net operating income (loss)                       54,478      31.6%       (11,970)        42,508
Interest expense                                 (35,597)    (20.6%)      (27,052)       (62,649)
Other income, net                                  3,507       2.0%           119          3,626
Income tax benefit                                 1,846       1.1%           -            1,846
                                                 -------     ------      --------      ---------
    Net income (loss)                           $ 24,234      14.1%     $ (38,903)    $  (14,669)
                                                 =======     ======      ========      =========

For the year ended December 31, 2002:
Adjusted Operating Income (Loss)                $ 90,513      53.6%     $  (5,693)    $   84,820
Less:  Depreciation and amortization             (35,228)    (20.8%)      (15,421)       (50,649)
       Long-term incentive plan expenses          (5,537)     (3.3%)          253         (5,284)
                                                 -------     ------      --------      ---------
Net operating income (loss)                       49,748      29.5%       (20,861)        28,887
Interest expense                                 (37,206)    (22.0%)      (26,754)       (63,960)
Other expense, net                                (2,183)     (1.3%)         (303)        (2,486)
Minority interest expense                           (275)     (0.2%)          -             (275)
Income tax expense                                (1,584)     (1.0%)          -           (1,584)
                                                 -------     ------      --------      ---------
    Net income (loss)                           $  8,500       5.0%     $ (47,918)    $  (39,418)
                                                 =======     ======      ========      =========

Selected Financial Results and Operating Data
---------------------------------------------

Selected historical financial and operating results for the fourth quarter and the year ended December 31, 2003 and 2002 were (dollars in millions):

                                           Fourth Quarter Ended               Year Ended
                                       ---------------------------   ---------------------------
                                        December 31,  December 31,    December 31,  December 31,
                                            2003          2002 (a)        2003          2002 (a)
                                        -----------   -----------     -----------   -----------
Selected Financial Results (dollars in millions):
-------------------------------------------------
Net revenues                             $    48.8        46.6         $   186.4       184.2
  RLEC operations                             45.5        42.9             172.5       168.9
  Edge-out services                            3.3         3.7              13.9        15.3

Operating expenses                            39.7        36.8             143.9       155.3
  RLEC operations                             33.3        29.8             118.0       119.2
  Edge-out services                            6.4         7.0              25.9        36.1

Operating income (loss)                        9.1         9.8              42.5        28.9
  RLEC operations                             12.2        13.1              54.5        49.7
  Edge-out services                           (3.1)       (3.3)            (12.0)      (20.8)

Adjusted Operating Income (Loss)              23.2        24.4             100.0        84.8
  RLEC operations                             22.9        23.8              96.8        90.5
  Edge-out services                            0.3         0.6               3.2        (5.7)

Net income (loss)                        $    (2.9)       (7.3)        $   (14.7)      (39.4)
  RLEC operations                              7.1         2.7              24.2         8.5
  Edge-out services                          (10.0)      (10.0)            (38.9)      (47.9)

Cash and cash equivalents                $    28.1        20.0               (b)         (b)
Net telephone plant and equipment            321.5       359.4               (b)         (b)
Total assets                                 806.2       843.5               (b)         (b)
Long-term debt                               637.2       661.6               (b)         (b)
Member's interest                            251.3       251.3               (b)         (b)
Accumulated deficit                         (208.3)     (193.6)              (b)         (b)
Accumulated other comprehensive loss          (3.5)       (0.2)              (b)         (b)

Selected Operating Data:
------------------------
Total connections in service:              225,228     223,725               (b)         (b)
  RLEC:
    Voice                                  185,903     190,253               (b)         (b)
    DSL                                     24,181      16,423               (b)         (b)
  EOS:
    Voice                                   14,462      16,344               (b)         (b)
    DSL                                        682         705               (b)         (b)

Network operations centers                       1           1               (b)         (b)
Employees                                      643         664               (b)         (b)

(a) 2002 divisional results are presented on a basis consistent with the 2003 presentation.
(b) Year end results are the same as those presented for fourth quarter results.

Forward-Looking Statements
--------------------------
The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * competition in the telecommunications industry;
  * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
  * our ability to repay our outstanding indebtedness;
  * our ability to raise additional capital on acceptable terms and on a timely basis; and
  * the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
                Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                 (Unaudited)


                                              Three Months Ended               Year Ended
                                                 December 31,                 December 31,
                                            -----------------------     ------------------------
                                               2003         2002            2003         2002
                                            ----------   ----------      ----------   ----------

Operating revenues:
  Local service                            $   33,823       32,506      $  126,975       128,985
  Long distance service                         3,719        3,431          15,754        14,787
  Internet and enhanced data                    4,410        3,623          16,252        13,497
  Edge-out services                             3,349        3,683          13,948        15,265
  Miscellaneous telecommunications service
    and equipment                               3,557        3,358          13,531        11,667
                                            ---------    ---------       ---------     ---------
Total operating revenues                       48,858       46,601         186,460       184,201
                                            ---------    ---------       ---------     ---------

Operating expenses:
  Cost of services                             13,911       12,751          50,214        56,298
  Depreciation and amortization                12,695       12,748          52,054        50,649
  Selling, general and administrative          13,380       11,304          42,402        45,673
  Restructuring                                  (250)          11            (718)        2,694
                                            ---------    ---------       ---------     ---------
Total operating expenses                       39,736       36,814         143,952       155,314
                                            ---------    ---------       ---------     ---------

Net operating income                            9,122        9,787          42,508        28,887

Interest expense                              (15,530)     (15,811)        (62,649)      (63,960)
Other income (expenses), net                    1,571          361           3,626        (2,486)
                                            ---------    ---------       ---------     ---------

Loss before income taxes
  and minority interest expense                (4,837)      (5,663)        (16,515)      (37,559)

Income tax benefit (expense)                    1,969       (1,679)          1,846        (1,584)
                                            ---------    ---------       ---------     ---------

Loss before minority interest expense          (2,868)      (7,342)        (14,669)      (39,143)

Minority interest expense                        -            -               -              275
                                            ---------    ---------       ---------     ---------

Net loss                                   $   (2,868)      (7,342)     $  (14,669)      (39,418)
                                            =========    =========       =========     =========

Non-cash long-term incentive plan expenses $    1,380        1,839      $    5,429         5,284
                                            =========    =========       =========     =========